FOR IMMEDIATE RELEASE

CONTACT
James Mead
Chief Financial Officer
—or—
Heidi Gillette
Investor Relations
(212) 594-2700

SL Green Realty Corp. Announces Redemption of All Outstanding Shares of 7.875% Series D Cumulative Redeemable Preferred Stock

New York, NY, June 11, 2012 - SL Green Realty Corp. (the “Company”) (NYSE: SLG) announced today it will redeem all 4,000,000 outstanding shares of its 7.875% Series D Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (NYSE:SLG PRD – CUSIP no. 78440X408) on July 13, 2012 (the “Redemption Date”).  The shares of Preferred Stock will be redeemed at redemption price of $25.00 per share of Preferred Stock plus $0.4922 in accumulated and unpaid dividends on such Preferred Stock through July 14, 2012 (the “Aggregate Redemption Price”).  From and after the Redemption Date, the only remaining rights of the holders of shares of the Preferred Stock will be to receive payment of the Aggregate Redemption Price.

The Notice of Redemption and related materials will be mailed to holders of record of the Preferred Stock on June 11, 2012.  Substantially all of the shares of Preferred Stock being called for redemption are held by Cede & Co., as nominee of The Depositary Trust Company (“DTC”).  Accordingly, shares of Preferred Stock held in book-entry form through DTC will be redeemed according to DTC’s procedures, including payment of the Aggregate Redemption Price.  The Aggregate Redemption Price for any shares of Preferred Stock held through Direct Registration System on the records of the Paying Agent (as defined below) will be paid directly to the registered holders thereof by the Paying Agent on the Redemption Date.

The Company also announced today that it has declared the regular quarterly dividend on the Company’s 7.625% Series C Cumulative Redeemable Preferred Stock for the period April 15, 2012 through and including July 14, 2012 of $0.4766 per share, which is the equivalent of annualized dividends of $1.9064.  The dividend is payable July 13, 2012 to shareholders of record at the close of business on June 29, 2012.

Questions relating to the Notice of Redemption and related materials should be directed to Computershare Shareowner Services, the Company’s transfer agent and the paying agent (the “Paying Agent”) for the redemption of the Preferred Stock at (866) 230-9138.  The address of the Paying Agent is Computershare Shareowner Services, Attn: Corporate Action Dept., 27th Fl. 480 Washington Blvd, Jersey City, NJ, 07310.

Company Profile

SL Green Realty Corp., New York City’s largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of March 31, 2012, SL Green owned interests in 70 Manhattan properties totaling more than 39.0 million square feet. This included ownership interests in 27.3 million square feet of commercial properties and debt and preferred equity investments secured by 11.7 million square feet of properties. In addition to its Manhattan investments, SL Green holds ownership interests in

32 suburban assets totaling 6.9 million square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 0.5 million square feet.